UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2010

Vu1 CORPORATION

(Exact Name of Registrant as specified in its charter)

 California
(State or other jurisdiction of incorporation)

000-21864	84-0672714
(Commission File Number)	(IRS Employer Identification No.)

557 Roy Street Suite 125 Seattle, WA	98109
(Address of principal executive offices)	(Zip Code)

(888) 985-8881
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2010, the Board of Directors elected Philip Styles as a member of the Board of Directors of Vu1 Corporation, in addition to being an officer of Vu1.  With Mr. Styles’ election, the size of the Board is currently six directors.

Mr. Styles, age 54, was hired as the Vice President of Manufacturing of Vu1 Corporation in September 2007 and was named Chief Operating Officer effective July 2, 2010. Mr. Styles also serves as a director of Vu1’s wholly owned subsidiary, Sendio s.r.o.  Prior to Vu1, he worked for Sony Corporation for 14 years in various technical and managerial positions in production engineering. Mr. Styles has held several other senior management positions including, most recently, leading a joint venture between LG Electronics and Royal Philips Electronics in the Czech Republic.  Except as an officer of Vu1, Mr. Styles has not engaged in a related party transaction with Vu1 during the last two years.

Also on July 2, 2010, the Board appointed Duncan Troy to be the non-executive Chairman of the Board of Directors.  Mr. Troy was elected to the board of Vu1 in February 2004 and previously served as non-executive Chairman from May 2004 to July 2008. He also serves on the Vu1 Board Compensation Committee and as a director of Sendio s.r.o.  Mr. Troy is also the founder and a director of SMS LOTTOME LIMITED, a UK cell phone lottery and gaming company and a director of the board of Private Equity III Limited, a UK investment vehicle.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vu1 Corporation

Date: July 7, 2010	By:	/s/ Matthew DeVries
Matthew DeVries Chief Financial Officer